                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (this "Agreement") entered into as of April 11,
2006, by and between MERRIMAC INDUSTRIES, INC. (the "Company") and MASON N.
CARTER (the "Executive"), which supercedes and replaces in its entirety the employment agreement, dated as of December 19, 1996, as amended on January 1,
1998, by and between the Company and the Executive.

         The Company and the Executive hereby agree as follows:

         1. Employment. The Company hereby employs the Executive and the
Executive hereby accepts employment by the Company on the terms and subject to the conditions set forth in this Agreement. The Executive shall be based at the principal executive offices of the Company in West Caldwell, New Jersey, except for reasonable required travel on Company business.

         2. Term. The term of the Executive's employment hereunder shall begin on the date hereof and shall continue until December 31, 2010 (the "Initial
Term"), and shall automatically renew for successive 12-month periods commencing
January 1, 2011 (each, a "Subsequent Term" and together with the Initial Term, the "Term"), unless:

              (i) either party gives written notice of termination of this
Agreement to the other party at least six months prior to the end of the then applicable Initial Term or Subsequent Term, in which case the Executive's employment shall terminate at the end of such Term; or

              (ii) the Executive's employment is terminated under Paragraph 6, in which case this Agreement shall terminate on the date set forth in Paragraph
6.

         3. Title and Duties.

            (a) The Executive shall serve as the President and Chief Executive
Officer of the Company. The Executive shall be responsible for performing such duties and responsibilities that are consistent with his position or that may be assigned to him from time to time by the Board of Directors of the Company (the
"Board"). The Executive shall devote substantially all of his working time, attention, skill and energy to the duties set forth herein and to the operations of the Company, to promote the success of the Company, and shall cooperate fully with the Board in the advancement of the best interests of the Company.
Notwithstanding the foregoing, nothing in this Agreement prevents the Executive from engaging in additional activities in connection with personal investments and community affairs, or serving as a director for one or more other corporations, as long as such activities are not inconsistent with the
Executive's duties hereunder.

            (b) The Executive currently serves as a director of the Company.
During the period of the Executive's service as a director of the Company, the
Executive shall not be entitled to receive any additional compensation as a director, but shall be entitled to reimbursement of expenses reasonably incurred by him as a director, in accordance with the Company's policies for such reimbursement as are in effect from time to time.

            (c) The Company shall indemnify the Executive as an officer and director, to the same extent as it indemnifies other officers and directors, consistent with the laws of the State of Delaware, the Company's certificate of incorporation and its by-laws.

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         4. Compensation. During the Term, the Executive shall receive an annual base salary of $332,000 (the "Base Salary"). The Base Salary shall be reviewed by the Compensation Committee of the Board on an annual basis and may be adjusted upward or downward to reflect the Executive's performance and the scope and success of the Company; provided, however, that during the Term, the Base
Salary shall not be less than $332,000. The Base Salary shall be payable in accordance with the Company's regular payroll schedule, from which the Company shall withhold and deduct all federal and state income, social security and disability taxes and other deductions as required by applicable law.

         5. Employment Benefits. During the Term, the Executive shall be eligible for the following benefits:

            (a) Bonuses and Stock Options. The Executive shall be eligible to receive bonuses and stock options, to the extent bonuses and stock options are awarded by the Company, as determined within the sole discretion of the
Compensation Committee of the Board.

            (b) Employee Benefits. The Executive shall be entitled to
participate in the Company's employee benefit plans, including, without limitation, medical benefits, life insurance, employee stock purchase plans, long-term incentive plans, 401(k) plans and profit sharing plans, as may be in effect from time to time, on terms at least as favorable as those provided to other executives of the Company.

            (c) Vacation. The Executive shall be entitled to four weeks vacation per year.

            (d) Automobile. The Executive shall be entitled to the use of an automobile at the Company's expense, up to $1,053 per month (the "Car
Allowance"), for the Executive's

                                      -3-

performance of his duties hereunder; provided, however, that such amount shall be adjusted from year to year, commencing after fiscal 2006, to reflect any percentage increases in the Consumer Price Index (as published by the Bureau of
Labor Statistics of the United States Department of Labor) that have occurred during the preceding year. The Car Allowance shall be provided, at the
Executive's option, either through a Company automobile, either owned or leased by the Company, or through prompt reimbursement by the Company for the costs of an automobile owned or leased by the Executive. If the Company leases the automobile, the Executive shall have the option to purchase the automobile at the end of the lease term. The Company shall be responsible for the costs of maintenance and repair and applicable insurance and gasoline costs incurred by the Executive for business purposes in connection with the Executive's use of such automobile, provided that the Executive submits in a timely manner appropriate documentation supporting each such cost.

            (e) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable and necessary expenses incurred by him in performing services hereunder, in accordance with the Company's policies for such reimbursement as are in effect from time to time.

            (f) Term Life Insurance. The Company shall pay the cost of establishing and maintaining term life insurance on the Executive in an amount of $500,000 payable to such beneficiaries as the Executive may from time to time designate.

            (g) Special Retirement Benefit. If, at the time of (i) the
Executive's retirement from his employment with the Company at age 65 or older,
(ii) the Executive's termination of employment with the Company as a result of a
Disability (as defined in Paragraph

                                      -4-

6b)), (iii) the Executive's termination of employment by the Company without
Cause (as defined in Paragraph 6(c)) or (iv) the Executive's termination of employment for Good Reason (as defined in Paragraph 6(d)), subject to the
Executive's compliance with Section 9, the Company shall have achieved the
Performance Target (as defined below), then the Executive shall be entitled to receive a special retirement benefit of $75,000 per year (the "Special
Retirement Benefit"), payable in monthly installments beginning six months plus one day after such retirement or termination and otherwise in accordance with the Company's regular payroll schedule, such payments to end on the Executive's death plus six months and one day or upon the Executive's election pursuant to
Paragraph 9(d) plus six months and one day. "Performance Target" means the
Company having achieved pre-tax earnings (as presented in the Company's audited financial statements) of an aggregate of at least $9,000,000 during the three fiscal years of the Company ending immediately prior to such retirement or termination.

         6. Termination of Employment.

            (a) Death. The Executive's employment hereunder shall terminate immediately upon his death. In such event, the Company shall pay to the
Executive's estate all salary and benefits accrued but unpaid through the date of the Executive's death, which shall not include the portion of the Special
Retirement Benefit accrued by the Company, if any. The Company shall not have any further obligations under this Agreement, except for such accrued salary and benefits and any benefits provided to the Executive under any stock option plans of the Company (the "Option Plans"), any incentive plans of the Company (the
"Incentive Plans"), or as may be required by law.

                                      -5-

            (b) Disability. The Executive's employment hereunder shall terminate if the Executive has a Disability as reasonably determined by the Board.
"Disability" means that if, as a result of physical or mental illness or injury, the Executive is unable to perform the essential duties of his position for a period of 90 consecutive work days or for a period of 120 non-consecutive work days in a 12-month period, or poses a direct threat to the safety and health of the Executive or others and there is no reasonable accommodation that can be provided by the Company that would allow the Executive to perform the essential functions of his position as determined under applicable law. In such event, the
Company shall pay to the Executive all salary and benefits accrued but unpaid through the date the Board reasonably determines that the Executive has a
Disability (which date shall constitute the date of termination) and, if applicable, make the Special Retirement Benefit payments, payable in accordance with Paragraph 5(g). The Company shall not have any further obligations under this Agreement, except for any such accrued salary and benefits, if applicable, the Special Retirement Benefit payments and any benefits provided to the
Executive under the Option Plans, Incentive Plans, or as may be required by law.

            (c) For Cause. The Company may, at any time during the Term, upon written notice to the Executive, terminate the Executive for Cause. "Cause"
means: (i) the willful failure of the Executive to perform his normal and customary duties for an extended period for any reason, other than due to
Disability; (ii) the Executive's gross negligence or willful misconduct, including, without limitation, fraud, embezzlement or intentional misrepresentation; (iii) the Executive's commission of, or indictment or conviction for, a felony; (iv) the willful engagement of the Executive in competitive activities against the Company, including, without limitation, purposely aiding a competitor of the Company; (v) the Executive's misappropriation of a

                                      -6-

material opportunity of the Company; or (vi) the violation by the Executive of any material provision of this Agreement, and in each case the Executive has failed to cure such act (if curable as determined by the Board) within ten days after receipt of written notice from the Company of such act or, if reasonable under the circumstances, such additional period of time during which the
Executive is using his best efforts to so cure, not to exceed 30 days in the aggregate. If the Executive is terminated for Cause, the Company shall pay to the Executive all salary and benefits accrued but unpaid through the date of termination, which shall not include the portion of the Special Retirement
Benefit accrued by the Company, if any. The Company shall not have any further obligations under this Agreement, except for any such accrued salary and benefits and any benefits provided to the Executive under the Option Plans, the
Incentive Plans, or as may be required by law.

            (d) Termination by the Executive for Good Reason. The Executive may,
at any time during the Term, upon written notice to the Company, terminate his employment for Good Reason (the date such notice is received by the Company constituting the date of termination). "Good Reason" means a material diminution of the Executive's duties and responsibilities or a substantial reduction in the
Executive's compensation and benefits. Unless Paragraph 7 shall apply, if the
Executive's employment hereunder is terminated prior to the end of the Term by the Executive for Good Reason, the Company shall provide the following to the
Executive: (i) the then applicable Base Salary in accordance with Paragraph 4, payable beginning six months plus one day after the date of termination until the later of (A) the end of the Term plus six months and one day and (B) the date which is 12 months after the date of termination plus six months and one day, (ii) continued group medical coverage, under the Company's group medical plan in effect from time to time, on the same terms as provided to other executives of the

                                      -7-

Company, until the later of (A) the end of the Term plus six months and one day and (B) the date which is 12 months after the date of termination plus six months and one day, (iii) if applicable, the Special Retirement Benefit, payable in accordance with Paragraph 5(g), (iv) in the case of an automobile owned or leased by the Executive, the Car Allowance as provided in Paragraph 5(d), payable beginning six months plus one day after the date of termination until the earlier of (A) 12 months after the date of termination plus six months and one day and (B) the end of the Term plus six months and one day, or, in the case of an automobile owned or leased by the Company, use of such automobile from the date of termination until the earlier of (A) 12 months after the date of termination and (B) the end of the Term, (v) the option to assume any remaining lease payments of the automobile provided to the Executive pursuant to Paragraph
5(d), assuming the leased automobile is a Company automobile, or to purchase such automobile in accordance with the terms of its lease, (vi) a payment in lieu of any bonus (the "In-Lieu Bonus") in an amount equal to the average of the
Executive's annual bonuses, if any, for the two fiscal years ended immediately prior to the termination, which payment shall be made in respect of each period of 12 months remaining during the Term, and a pro-rated amount shall be paid in respect of any period of less than 12 months, payable at the time that other annual bonuses are paid to other executives of the Company (or if no annual bonus is paid during a particular year, in December of the applicable year) and in accordance with Section 409A of the Code, and (vii) notwithstanding the terms of any Option Plans, all unvested stock options to purchase shares of the
Company's common stock granted by the Company and held by the Executive as of the date of termination (the "Executive Options") under any Option Plans shall immediately vest and be exercisable in accordance with their terms and, notwithstanding the terms of any Incentive Plans,

                                      -8-

all restricted stock of the Company awarded under any Incentive Plans held by the Executive (the "Executive Stock") shall be vested and free of restrictions.

            (e) Certain Payments Upon Termination. Unless Paragraph 7 shall apply, if the Executive's employment hereunder is terminated prior to the end of the Term by the Company, other than by Disability or for Cause, the Company shall provide to the Executive the payments and benefits set forth in Paragraph
6(d)(i) through (vii) in accordance therewith.

         7. Change in Control.

            (a) Payments. If, within 12 months following the date of a Change in
Control (as defined below), the Executive terminates his employment for Good
Reason or is terminated without Cause, the Company shall provide (in lieu of the payments and benefits set forth in Paragraph 6 and in lieu of any benefits provided for under any severance plan of the Company) the following to the
Executive: (i) the greater of (x) three times the then applicable Base Salary and (y) the Base Salary from the date of termination to the end of the Term, in accordance with Paragraph 4, payable over a 12-month period beginning six months plus one day after the date of termination, (ii) continued group medical coverage, under the Company's group medical plan in effect from time to time, on the same terms as provided to other executives of the Company until the later of
(A) the third anniversary of the date of termination and (B) the end of the
Term, (iii) if applicable, the Special Retirement Benefit, payable in accordance with Paragraph 5(g), (iv) in the case of an automobile owned or leased by the
Executive, the Car Allowance as provided in Paragraph 5(d), payable beginning six months plus one day after the date of termination until the later of (A) the third anniversary of the date of termination plus six months and one day and (B)
the end of the Term plus six months and one day, or, in the case of an automobile owned or

                                      -9-

leased by the Company, use of such automobile from the date of termination until the later of (A) the third anniversary of the date of termination and (B) the end of the Term, (v) the option to assume any remaining lease payments of the automobile provided to the Executive pursuant to Paragraph 5(d), assuming the leased automobile is a Company automobile, or to purchase such automobile in accordance with the terms of its lease, and (vi) three times the In-Lieu Bonus, payable over a 12-month period beginning six months plus one day after the date of termination. In the event of a Change in Control, all Executive Options shall immediately vest and be exercisable in accordance with their terms and the
Executive Stock shall be vested and free of restrictions. "Change in Control"
means (i) the Company is merged or consolidated with, or, in any transaction or series of transactions, all or substantially all of the business or assets of the Company shall be sold or otherwise acquired by, another corporation or entity and, as a result thereof, the stockholders of the Company immediately prior thereto shall not have at least 50% or more of the combined voting power of the surviving, resulting or transferee corporation or entity; (ii) any person
(as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act
of 1934, as amended from time to time) who is not an affiliate of the Company or a 5% or more holder, in each case as of the date of this Agreement, is or becomes the beneficial owner (as that term is used in Section 13(d) of said Act and the applicable rules and regulations thereof) of stock of the Company entitled to cast more than 25% of the votes at the time entitled to be cast generally for the election of directors; or (iii) more than 50% of the members of the Board shall not be Continuing Directors. "Continuing Directors" mean the directors of the Company (A) who were members of the Board on January 1, 2006 or
(B) who subsequently became directors of the Company and who were elected or designated to be candidates for election as nominees of the Board, or whose election or nomination for election by the

                                      -10-

Company's stockholders was otherwise approved, by a vote of a majority of the
Continuing Directors then on the Board).

            (b) Excise Tax. To the extent that any payment made under this
Agreement would otherwise be subject to the excise tax imposed under Section
4999 of the Internal Revenue Code of 1986, as amended from time to time (the
"Code"), the Company shall reduce the amount of such payments by the minimum amount necessary to avoid being subject to such excise tax.

            (c) No Mitigation. If, within 12 months following the date of a
Change in Control, the Executive terminates his employment for Good Reason or is terminated without Cause, the Executive shall not be required to seek other employment or attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Paragraph 7. Further, the amount of any payment or benefits to be received by the Executive pursuant to this Paragraph 7 shall not be reduced by any compensation earned or benefits received by the Executive as a result of employment by another employer or offset against any amount claimed to be owed by the Executive to the Company or any of its subsidiaries or otherwise; provided, however, that if the Executive receives medical coverage by another employer, the Company shall not be obligated to continue such coverage hereunder to the same extent covered by such other employer.

            (d) Assumption. In the event of any Change in Control contemplated by clause (a) of the definition thereof set forth in Paragraph 7(a), it shall be a condition of any such transaction that the surviving, resulting or transferee corporation or entity expressly assume the Company's obligations hereunder and confirm same in writing to the Executive.

                                      -11-

         8. Confidential Information. During the Term and for three years thereafter (the "Restrictive Period"), subject to Paragraph 9(d), the Executive shall not use or disclose to any individual or entity any Confidential
Information (as defined below) except (i) in the performance of the Executive's duties for the Company, (ii) as authorized in writing by the Company, or (iii)
as required by law or legal process; provided, however, that prior written notice of such required disclosure is provided to the Company and, provided, further, that all reasonable efforts to preserve the confidentiality of such information shall be made. "Confidential Information" means information that (i)
is used or is potentially useful in the Company's business, (ii) the Company treats as proprietary, private or confidential, and (iii) is not generally known to the public. "Confidential Information" includes, without limitation, information relating to the Company's products or services, processing, manufacturing, marketing, selling, customer lists, call lists, customer data, memoranda, notes, records, technical data, sketches, plans, drawings, chemical formulae, trade secrets, composition of products, research and development data, sources of supply and material, operating and cost data, financial information, personal information and information contained in manuals or memoranda.
"Confidential Information" also includes proprietary and/or confidential information of the Company's customers, suppliers and trading partners who may share such information with the Company pursuant to a confidentiality agreement or otherwise.

         9. Non-Competition/Non-Solicitation.

            (a) During the Restrictive Period, subject to Paragraph 9(d), the
Executive shall not engage or assist others in organizing or engaging in any place in the world in any business which develops, manufactures, promotes or distributes a business, product or service that is competitive with the business, products or services which are actively marketed and/or

                                      -12-

under active development by the Company at the time of termination of the
Executive's employment with the Company (collectively, "Competing Business"), whether such engagement shall be as a director, officer, employee, consultant, advisor, agent, lender, guarantor, surety, investor, promoter, stockholder, shareholder, partner, member or other owner, affiliate or other participant in, or otherwise exercising control over, any Competing Business or assist others in organizing or engaging in any Competing Business in any capacity or manner, nor will the Executive, in any capacity, accept employment with business entities in any Competing Business.

            (b) During the Restrictive Period, subject to Paragraph 9(d), the
Executive shall not, in any capacity, on behalf of himself, or any other person, firm, corporation or entity, employ or solicit for employment any person who is then, or was at any time during the six months immediately preceding the termination of the Executive's employment, an associate, sales representative, agent or employee of the Company, or any subsidiary or affiliate of the Company.

            (c) During the Restrictive Period, subject to Paragraph 9(d), the
Executive shall not, in any capacity, on behalf of himself, or any other person, firm, corporation or entity, solicit any of the customers of the Company, or any subsidiary or affiliate of the Company; nor will the Executive in any way, directly or indirectly, on behalf of himself, or any other person, firm, corporation or entity, divert, or take away any customers of the Company, or any subsidiary or affiliate of the Company.

            (d) In addition to the Restrictive Period, the Executive shall continue to be subject to the provisions set forth in Paragraphs 9(a), 9(b) and
9(c) for so long as the Executive is

                                      -13-

receiving the Special Retirement Benefit; provided, however, that after the
Restrictive Period, the Executive may choose to forfeit, waive and release any and all Special Retirement Benefit payments not yet made by providing the
Company with written notice to that effect, and following receipt of such written notice, the Executive shall be released from the covenants and restrictions set forth in Paragraphs 9(a), 9(b) and 9(c) and the Company shall have no obligation to make any additional Special Retirement Benefit payments to the Executive.

            (e) The Executive expressly acknowledges and understands that the remedy of law for any breach by him of this Paragraph 9 will be inadequate, and that the damages flowing from any such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon the
Executive's violation of any provision of this Paragraph 9, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Paragraph 9 shall be deemed to limit the Company's remedies at law or in equity for any breach by the Executive of any of the provisions of this Paragraph 9 which may be pursued or availed of by the Company.

            (f) If following termination of the Executive's employment any of the restrictions pursuant to this Paragraph 9 shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such restrictions shall be construed so as to thereafter be limited or reduced to the extent required to be enforceable in accordance with applicable law; it being understood and agreed that by execution of this Agreement the parties hereto regard such restrictions as reasonable and compatible with their respective rights.

                                      -14-

         10. Key Man Life Insurance. The Executive consents to the Company's purchase of "key man" life insurance in such amount as the Company reasonably deems necessary and appropriate and shall cooperate with the Company in establishing such key man and other life insurance, including, without limitation, undergoing reasonably requested medical examinations and/or tests.

         11. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, oral or written, between the parties with respect to the subject matter of this Agreement. This Agreement may be amended only by an agreement in writing signed by both parties.

         12. Governing Law; Arbitration. This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws. All disputes concerning the
Executive's employment with the Company, the termination thereof, the breach by either party of the terms of this Agreement or any other matters relating to or arising from Executive's employment with the Company shall be resolved in binding arbitration in a proceeding administered by and under the rules and regulations of the American Arbitration Association, in the AAA office located in Newark, New Jersey. The arbitrator shall not have authority to modify or change any of the terms of this Agreement (other than to the extent provided for in Paragraph 9(f)). Both parties and the arbitrator will treat the arbitration process and the activities which occur in the proceedings as confidential. If the Executive brings a claim against the Company to enforce the terms of this
Agreement and achieves a successful result, other than as a result of a negotiated settlement, the Company shall be liable to pay reasonable attorneys'
fees and expenses incurred by the Executive.

                                      -15-

         13. Binding Effect; Delegation of Duties Prohibited. This Agreement
will inure to the benefit of and will be binding upon the parties and their respective successors, heirs and legal representatives. Neither the Company nor the Executive may assign or delegate their respective performance of this
Agreement.

         14. Notices. All notices and other communications that are required or may be given under this Agreement shall be in writing and will be deemed to have been duly given when delivered in person, when received by facsimile (provided that the sender has retained a copy of the notice showing the date and time of receipt), upon delivery by a nationally recognized overnight courier service, or three days after being mailed by registered or certified mail, postage prepaid, return receipt requested, to the party to whom the notice is being given, as follows:

         if to the Company:

         Merrimac Industries, Inc.
         41 Fairfield Place
         West Caldwell, New Jersey 07006
         Facsimile:  (973) 575-0531
         Attention:  Chairman of the
         Compensation Committee

         with a copy to:

         Katten Muchin Rosenman LLP
         575 Madison Avenue
         New York, New York 10022
         Facsimile: (212) 940-6455
         Attention: Eric M. Lerner, Esq.

         if to the Executive:

         Mason N. Carter
         Box 7
         75 Old Farm Road
         Bedminster, New Jersey 07921

                           **Signature Page Follows**

                                      -16-

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

                                          MERRIMAC INDUSTRIES, INC.

                                          By: /s/ Robert V. Condon
                                              ---------------------------------
                                              Name:  Robert V. Condon
                                              Title: Vice President, Finance and
                                                      Chief Financial Officer

                                              /s/ Mason N. Carter
                                              ---------------------------------
                                                       Mason N. Carter

                                      -17-